Walmart U.S. Q2 comp sales1 grew 2.8% and Walmart U.S. eCommerce sales grew 37%,
Company reports Q2 FY20 GAAP EPS of $1.26; Adjusted EPS2 of $1.27, led by strength at Walmart U.S.,
Walmart raises expectations for fiscal 2020 U.S. comp sales, operating income and EPS3

Total revenue was $130.4 billion, an increase of $2.3 billion, or 1.8%. Excluding currency[2], total revenue was $131.7 billion, an increase of $3.7 billion, or 2.9%.
"Our hearts continue to be with our associates in El Paso and Southaven, and we are focused on the safety of our associates and customers in all our stores and clubs.
"From a performance point of view, we're pleased with the strength we see in the business. Customers are responding to the improvements we're making, the productivity loop is working, and we're gaining market share. We're on track to exceed our original earnings expectations for the year, and that's possible because of the work our associates do every day."

Doug McMillon
President and CEO, Walmart

Walmart U.S. comp sales increased on a two-year stacked basis by 7.3%, which is the strongest growth in more than 10 years. Segment operating income increased 4%, marking the fifth consecutive quarter of growth.

Walmart U.S. eCommerce sales growth of 37% includes strong growth in online grocery.
Sam's Club comp sales[1] increased 1.2%, and eCommerce sales grew 35%. Reduced tobacco sales negatively affected comp sales by 300 basis points.

Net sales at Walmart International were $29.1 billion, a decrease of 1.1%. Excluding currency[2], net sales were $30.4 billion, an increase of 3.3%. Strength in Walmex and China were offset by softness in the U.K. and Canada.

Operating income declined 2.9%, or 2.4% in constant currency[2], which was better than planned with strong results in the U.S. businesses. As expected, the inclusion of Flipkart this quarter negatively affected profit results.

Adjusted EPS[2] excludes an unrealized loss, net of tax, of $0.01 on the company's equity investment in JD.com for the second quarter of FY20.
FY20 adjusted EPS[4] is now expected to range between a slight decrease and a slight increase compared with FY19 adjusted EPS[2].
Walmart U.S. surpassed 1,100 grocery delivery locations and has more than 2,700 pickup locations.
The company's NextDay delivery service from Walmart.com now covers about 75% of the U.S. population.
Key results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

	Q2 FY20	Q2 FY19	Change

Revenue	$130.4	$128.0	$2.3	1.8%
Revenue (constant currency)[2]	$131.7	$128.0	$3.7	2.9%
Operating income	$5.6	$5.8	-$0.2	-2.9%
Operating income (constant currency)[2]	$5.6	$5.8	-$0.1	-2.4%

1 13-week period ended July 26, 2019 compared to 13-week period ended July 27, 2018, and excludes fuel. See Supplemental Financial Information for additional information.
2 See additional information at the end of this release regarding non-GAAP financial measures.
3 Includes GAAP EPS and adjusted EPS.
4 FY20 GAAP EPS to increase significantly compared to FY19. For FY20, adjusted EPS guidance excludes an unrealized gain of $0.19, net of tax, related to the company's investment in JD.com recorded through the six months ended July 31, 2019.

NYSE: WMT	August 15, 2019	stock.walmart.com

Free Cash Flow[1]	YTD FY20	$ Change	Returns to Shareholders	Q2 FY20	% Change
Operating cash flow	$11.2	$0.1	Dividends	$1.5	-1.2%
Capital expenditures	$4.9	$0.6	Share repurchases[2]	$1.6	20.5%
Free cash flow[1]	$6.3	-$0.5	Total	$3.1	8.8%

Guidance
The following guidance reflects the company’s expectations for fiscal year 2020. Assumptions in the guidance include that economic conditions, currency rates and the tax and regulatory landscape in our largest markets remain generally consistent. Additionally, the guidance assumes no further change in fair value of the Company's equity investment in JD.com.

Metric	Updated FY20 Guidance	Original FY20 Guidance
Consolidated net sales growth	Around 3% in constant currency	At least 3% in constant currency
Comp sales growth	• Walmart U.S.: towards the upper-end of +2.5% to +3%, excluding fuel • Sam’s Club: no change	• Walmart U.S.: +2.5 % to +3%, excluding fuel • Sam’s Club: around +1%, excluding fuel; around +3%, excluding fuel and tobacco
Walmart U.S. eCommerce net sales growth	No change	Around 35%
Walmart International net sales growth	Between 3% and 4% in constant currency	Around 5% in constant currency
Consolidated Operating Income	• Slight decrease to slight increase, including Flipkart • Increase by a low to mid single-digit percentage range, excluding Flipkart	• Decline by a low single-digit percentage range, including Flipkart • Increase by a low single-digit percentage range, excluding Flipkart
Adjusted EPS[3]
•
Slight decrease to slight increase compared with FY19 adjusted EPS, including Flipkart
•
Increase by a mid to high single-digit percentage range compared with FY19 adjusted EPS, excluding Flipkart
•
Expectations for the dilution from Flipkart remain unchanged

•
Decline by a low single-digit percentage range compared with FY19 adjusted EPS, including Flipkart
•
Increase by a low to mid single-digit percentage range compared with FY19 adjusted EPS, excluding Flipkart

Effective tax rate	Approximately 26% to 27%	Approximately 26.5% to 27.5%
Expense leverage	At least 20 bps	Approximately 20 bps
Capital expenditures	No change	Approximately $11 billion

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 $7.7 billion remaining of $20 billion authorization approved in October 2017. The company repurchased approximately 15 million shares in the second quarter of fiscal 2020.
3 FY20 GAAP EPS to increase significantly compared to FY19. For FY20, adjusted EPS guidance excludes an unrealized gain of $0.19, net of tax, related to the company's investment in JD.com recorded through the six months ended July 31, 2019.

NYSE: WMT	August 15, 2019	stock.walmart.com

Segment results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

U.S.	Q2 FY20	Q2 FY19	Change
Net sales	$85.2	$82.8	$2.4	2.9%
Comp sales (ex. fuel)[1]	2.8%	4.5%	-170 bps	N/A
Transactions[2]	0.6%	2.7%	-210 bps	N/A
Ticket[2]	2.2%	1.8%	40 bps	N/A
eCommerce	~140 bps	~100 bps	~40 bps	N/A
Operating income	$4.7	$4.5	$0.2	4.0%

	Q2 FY20	Q2 FY19	Change

Net sales	$29.1	$29.5	-$0.3	-1.1%
Net sales (constant currency)[3]	$30.4	$29.5	$1.0	3.3%
Operating income	$0.9	$1.3	-$0.4	-29.6%
Operating income (constant currency)[3]	$0.9	$1.3	-$0.3	-27.3%

	Q2 FY20	Q2 FY19	Change

Net sales	$15.0	$14.8	$0.2	1.8%
Comp sales (ex. fuel)[1]	1.2%	5.0%	-380 bps	N/A
Transactions	5.0%	6.7%	-170 bps	N/A
Ticket	-3.8%	-1.7%	-210 bps	N/A
eCommerce	~180 bps	~110 bps	~70 bps	N/A
Operating income	$0.5	$0.4	$0.1	19.4%

1 13-week period ended July 26, 2019 compared to 13-week period ended July 27, 2018, and excludes fuel. See Supplemental Financial Information for additional information.
2 Beginning with the first quarter of FY20, we updated our definition of traffic as a component of comparable sales to be all sales transactions in our stores as well as for eCommerce.  Traffic will now be called transactions. For comparability, we revised this metric for FY19 and have provided a quarterly summary on our website at http://www.stock.walmart.com.
3 See additional information at the end of this release regarding non-GAAP financial measures.

NYSE: WMT	August 15, 2019	stock.walmart.com

Additional highlights for the second quarter

•	Announced the appointment of Suresh Kumar as new Chief Technology Officer and Chief Development Officer.

•	Walmart U.S. ended the quarter with more than 2,700 grocery pickup locations and more than 1,100 delivery locations in the U.S.

•	Announced Walmart InHome Delivery to help customers save time by having their fresh groceries and everyday essentials delivered directly into their homes.

•	The company's NextDay delivery service from Walmart.com now covers about 75% of the U.S. population.

•	Announced new wireless experience online and in stores making it easier for customers to upgrade their mobile device.

•	Launched new Sam's Garage app nationwide at Sam's Club.

•	Launched same-day pickup nationwide at Sam's Club.

•	Launched new ordering service through WhatsApp for Superama customers in Mexico.

•	Opened two new eCommerce fulfillment centers in Mexico.

•	Launched new Walmart Daojia delivery app in China.

•	Announced plans to invest $1.2 billion to upgrade logistics network in China.

•	Launched blockchain traceability platform for Walmart China.

•	Added 14 tech degrees and certificates to Live Better U college offering.

•	Expanded debt-free college to high schoolers and created graduation bonuses.

•	Announced new collaboration with other major companies as part of the FDA's program to evaluate the use of blockchain to protect pharmaceutical product integrity.

•	Walmart and U.S. Solar announce agreement for 36 community solar gardens.

•	Electrify America and Walmart announce completion of more than 120 car charging stations at Walmart stores nationwide with plans for expansion.

•	Walmart Transportation received 2019 SMARTWAY Excellence Award from EPA for environmental performance and leadership.

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 275 million customers and members visit our more than 11,300 stores under 58 banners in 27 countries and eCommerce websites. With fiscal year 2019 revenue of $514.4 billion, Walmart employs over 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

Investor Relations contact Dan Binder, CFA (479) 258-7172

Media Relations contact Randy Hargrove (800) 331-0085

NYSE: WMT	August 15, 2019	stock.walmart.com

Forward-Looking Statements
This release contains statements as to Walmart management's guidance regarding earnings per share, adjusted earnings per share, consolidated net sales growth, Walmart U.S. eCommerce net sales growth, Walmart International net sales growth, consolidated operating income, capital expenditures, expense leverage, Walmart's effective tax rate for the fiscal year ending January 31, 2020, and comparable sales (excluding fuel) for Walmart U.S. and Sam's Club for the 53 weeks ending January 31, 2020. Walmart believes such statements are "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Walmart's actual results may differ materially from the guidance provided as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including:

•	economic, geo-political, capital markets and business conditions, trends and events around the world and in the markets in which Walmart operates;

•	currency exchange rate fluctuations, changes in market interest rates and commodity prices;

•	unemployment levels; competitive pressures; inflation or deflation, generally and in particular product categories;

•	consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise;

•	consumer enrollment in health and drug insurance programs and such programs' reimbursement rates;

•	the amount of Walmart's net sales denominated in the U.S. dollar and various foreign currencies;

•	the impact of acquisitions, investments, divestitures, store or club closures, and other strategic decisions;

•	Walmart's ability to successfully integrate acquired businesses, including within the eCommerce space;

•
Walmart's effective tax rate and the factors affecting Walmart's effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations;

•	changes in existing tax, labor and other laws and regulations and changes in tax rates, trade agreements, trade restrictions and tariff rates;

•	customer transaction and average ticket in Walmart's stores and clubs and on its eCommerce platforms;

•	the mix of merchandise Walmart sells, the cost of goods it sells and the shrinkage it experiences;

•	the amount of Walmart's total sales and operating expenses in the various markets in which it operates;

•	transportation, energy and utility costs and the selling prices of gasoline and diesel fuel;

•	supply chain disruptions and disruptions in seasonal buying patterns;

•	consumer acceptance of and response to Walmart's stores, clubs, digital platforms, programs, merchandise offerings and delivery methods;

•	cyber security events affecting Walmart and related costs;

•	developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which Walmart is a party;

•	casualty and accident-related costs and insurance costs;

•	the turnover in Walmart's workforce and labor costs, including healthcare and other benefit costs;

•	changes in accounting estimates or judgments;

•	the level of public assistance payments; and

•	natural disasters, public health emergencies, civil disturbances, and terrorist attacks.

Such risks, uncertainties and factors also include the risks relating to Walmart’s strategy, operations and performance and the financial, legal, tax, regulatory, compliance, reputational and other risks discussed in Walmart’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC. Walmart urges you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on Walmart’s operations or financial performance. The forward-looking statements made in this release are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

NYSE: WMT	August 15, 2019	stock.walmart.com

Walmart Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Six Months Ended
	July 31,			July 31,
(Amounts in millions, except per share data)	2019	2018	Percent Change	2019	2018	Percent Change
Revenues:
Net sales	$129,388	$127,059	1.8%	$252,337	$248,689	1.5%
Membership and other income	989	969	2.1%	1,965	2,029	(3.2)%
Total revenues	130,377	128,028	1.8%	254,302	250,718	1.4%
Costs and expenses:
Cost of sales	97,923	95,571	2.5%	190,957	187,278	2.0%
Operating, selling, general and administrative expenses	26,871	26,707	0.6%	52,817	52,536	0.5%
Operating income	5,583	5,750	(2.9)%	10,528	10,904	(3.4)%
Interest:
Debt	558	460	21.3%	1,146	897	27.8%
Finance, capital lease and financing obligations	83	94	(11.7)%	168	187	(10.2)%
Interest income	(56)	(51)	9.8%	(104)	(94)	10.6%
Interest, net	585	503	16.3%	1,210	990	22.2%
Other (gains) and losses	85	4,849	(98.2)%	(752)	6,694	NM
Income before income taxes	4,913	398	1,134.4%	10,070	3,220	212.7%
Provision for income taxes	1,233	1,125	9.6%	2,484	1,671	48.7%
Consolidated net income (loss)	3,680	(727)	NM	7,586	1,549	NM
Consolidated net income attributable to noncontrolling interest	(70)	(134)	(47.8)%	(134)	(276)	(51.4)%
Consolidated net income (loss) attributable to Walmart	$3,610	$(861)	NM	$7,452	$1,273	NM

Net income (loss) per common share:
Basic net income (loss) per common share attributable to Walmart	$1.27	$(0.29)		$2.60	$0.43
Diluted net income (loss) per common share attributable to Walmart	$1.26	$(0.29)		$2.59	$0.43

Weighted-average common shares outstanding:
Basic	2,853	2,946		2,861	2,948
Diluted	2,869	2,946		2,878	2,963

Dividends declared per common share	$—	$—		$2.12	$2.08

NM = not meaningful

Walmart Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	July 31,	January 31,	July 31,
(Amounts in millions)	2019	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$9,283	$7,722	$15,840
Receivables, net	5,382	6,283	5,002
Inventories	44,134	44,269	41,985
Prepaid expenses and other	2,572	3,623	3,543
Total current assets	61,371	61,897	66,370

Property and equipment, net	104,674	104,317	104,019
Operating lease right of use assets, net	17,239	—	—
Finance lease right of use assets, net	3,949	—	—
Property under capital lease and financing obligations, net	—	7,078	6,998
Goodwill	31,454	31,181	17,840
Other long-term assets	16,174	14,822	10,835
Total assets	$234,861	$219,295	$206,062

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$3,681	$5,225	$444
Accounts payable	45,871	47,060	43,128
Dividends payable	3,023	—	3,057
Accrued liabilities	20,691	22,159	22,846
Accrued income taxes	387	428	424
Long-term debt due within one year	4,396	1,876	1,090
Operating lease obligations due within one year	1,795	—	—
Finance lease obligations due within one year	439	—	—
Capital leases and financing obligations due within one year	—	729	694
Total current liabilities	80,283	77,477	71,683

Long-term debt	44,404	43,520	44,958
Long-term operating lease obligations	16,079	—	—
Long-term finance lease obligations	3,915	—	—
Long-term capital lease and financing obligations	—	6,683	6,610
Deferred income taxes and other	13,049	11,981	8,999

Commitments and contingencies

Equity:
Common stock	285	288	294
Capital in excess of par value	2,880	2,965	2,710
Retained earnings	78,432	80,785	80,810
Accumulated other comprehensive loss	(11,270)	(11,542)	(12,629)
Total Walmart shareholders’ equity	70,327	72,496	71,185
Noncontrolling interest	6,804	7,138	2,627
Total equity	77,131	79,634	73,812
Total liabilities and equity	$234,861	$219,295	$206,062

The Company adopted ASU 2016-02, Leases (Topic 842), and related amendments as of February 1, 2019 under the modified retrospective approach and, therefore, has not revised comparative periods.

Walmart Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	July 31,
(Amounts in millions)	2019	2018
Cash flows from operating activities:
Consolidated net income	$7,586	$1,549
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	5,436	5,332
Unrealized (gains) and losses	(731)	1,939
(Gains) and losses for disposal of business operations	—	4,755
Deferred income taxes	241	(117)
Other operating activities	348	469
Changes in certain assets and liabilities, net of effects of acquisitions:
Receivables, net	978	257
Inventories	220	441
Accounts payable	(1,242)	(1,588)
Accrued liabilities	(1,657)	(1,702)
Accrued income taxes	6	(240)
Net cash provided by operating activities	11,185	11,095

Cash flows from investing activities:
Payments for property and equipment	(4,871)	(4,282)
Proceeds from the disposal of property and equipment	128	205
Proceeds from disposal of certain operations	833	—
Payments for business acquisitions, net of cash acquired	(56)	—
Other investing activities	142	(351)
Net cash used in investing activities	(3,824)	(4,428)

Cash flows from financing activities:
Net change in short-term borrowings	(1,564)	(4,761)
Proceeds from issuance of long-term debt	4,020	15,851
Repayments of long-term debt	(407)	(3,050)
Dividends paid	(3,036)	(3,067)
Purchase of Company stock	(3,707)	(1,844)
Dividends paid to noncontrolling interest	(259)	(171)
Other financing activities	(578)	(478)
Net cash (used in) provided by financing activities	(5,531)	2,480

Effect of exchange rates on cash, cash equivalents and restricted cash	(266)	(299)

Net increase (decrease) in cash, cash equivalents and restricted cash	1,564	8,848
Cash, cash equivalents and restricted cash at beginning of year	7,756	7,014
Cash, cash equivalents and restricted cash at end of period	$9,320	$15,862

Walmart Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	July 31,			July 31,
(dollars in millions)	2019	2018	Percent Change	2019	2018	Percent Change
Walmart U.S.	$85,200	$82,815	2.9%	$4,659	$4,479	4.0%
Walmart International	29,139	29,454	-1.1%	893	1,269	-29.6%
Sam's Club	15,049	14,790	1.8%	480	402	19.4%
Corporate and support	—	—	N/A	(449)	(400)	12.3%
Consolidated	$129,388	$127,059	1.8%	$5,583	$5,750	-2.9%

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	7/26/2019	7/27/2018	7/26/2019	7/27/2018	7/26/2019	7/27/2018
Walmart U.S.	2.8%	4.7%	2.8%	4.5%	0.0%	0.2%
Sam's Club	1.8%	7.7%	1.2%	5.0%	0.6%	2.7%
Total U.S.	2.6%	5.2%	2.6%	4.6%	0.0%	0.6%

Comparable sales is a metric that indicates the performance of our existing stores and clubs and it is important to review in conjunction with the Company's financial results reported in accordance with GAAP.  Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars or for countries experiencing hyperinflation. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart's underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and six months ended July 31, 2019.

	Three Months Ended July 31,				Six Months Ended July 31,
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2019	Percent Change[1]	2019	Percent Change[1]	2019	Percent Change[1]	2019	Percent Change[1]
Total revenues:
As reported	$29,445	-1.1%	$130,377	1.8%	$58,518	-3.1%	$254,302	1.4%
Currency exchange rate fluctuations	1,311	N/A	1,311	N/A	3,164	N/A	3,164	N/A
Constant currency total revenues	$30,756	3.3%	$131,688	2.9%	$61,682	2.1%	$257,466	2.7%

Net sales:
As reported	$29,139	-1.1%	$129,388	1.8%	$57,914	-3.0%	$252,337	1.5%
Currency exchange rate fluctuations	1,301	N/A	1,301	N/A	3,139	N/A	3,139	N/A
Constant currency net sales	$30,440	3.3%	$130,689	2.9%	$61,053	2.2%	$255,476	2.7%

Operating income:
As reported	$893	-29.6%	$5,583	-2.9%	$1,631	-35.6%	$10,528	-3.4%
Currency exchange rate fluctuations	29	N/A	29	N/A	81	N/A	81	N/A
Constant currency operating income	$922	-27.3%	$5,612	-2.4%	$1,712	-32.4%	$10,609	-2.7%
1 Change versus prior year comparable period.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $11.2 billion for the six months ended July 31, 2019, which was relatively flat when compared to $11.1 billion for the six months ended July 31, 2018. We generated free cash flow of $6.3 billion for the six months ended July 31, 2019, which declined when compared to $6.8 billion for the six months ended July 31, 2018 due primarily to $0.6 billion in increased capital expenditures.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by Walmart's management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Six Months Ended
	July 31,
(Dollars in millions)	2019	2018
Net cash provided by operating activities	$11,185	$11,095
Payments for property and equipment (capital expenditures)	(4,871)	(4,282)
Free cash flow	$6,314	$6,813

Net cash used in investing activities[1]	$(3,824)	$(4,428)
Net cash (used in) provided by financing activities	(5,531)	2,480
1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC's rules because it excludes certain amounts not excluded in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart's core earnings performance and the ability to make a more informed assessment of such core earnings performance.

We have calculated Adjusted EPS for the three months by adjusting EPS for the unrealized gains and losses on the company's equity investment in JD.com. We adjust for these unrealized gains and losses because although the Company's investment in JD.com was a strategic decision for the company's retail operations in China, management's measurement of that strategy is primarily focused on the Walmart China financial results rather than the investment value of JD.com. Additionally, management does not forecast changes in fair value of its equity investments. Accordingly, management adjusts EPS for the unrealized JD.com investment gains and losses.

	Three Months Ended July 31, 2019
Diluted earnings per share:
Reported EPS			$1.26

Adjustments:	Pre-Tax Impact	Tax Impact[1]	Net Impact
Unrealized (gains) and losses on JD.com investment	$0.02	$(0.01)	$0.01

Adjusted EPS			$1.27
1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.

As previously disclosed in our second quarter ended July 31, 2018 press release, we have calculated Adjusted EPS for the three months ended July 31, 2018 by adjusting EPS for the following: (1) the loss on sale of the majority stake in Walmart Brazil, (2) an adjustment to the provisional amount recorded in the second quarter of fiscal 2019 related to Tax Reform and (3) unrealized gains and losses on our JD.com investment. The provisional measurement period related to Tax Reform ended in the fourth quarter of fiscal 2019. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three months ended July 31, 2018.

	Three Months Ended July 31, 2018
Diluted earnings per share:
Reported EPS			$(0.29)

Adjustments:	Pre-Tax Impact	Tax Impact[1]	Net Impact
Loss on sale of majority stake in Walmart Brazil	$1.61	$(0.10)	$1.51
Adjustment to provisional amount for Tax Reform	—	0.04	0.04
Unrealized (gains) and losses on JD.com investment	0.03	—	0.03
Net adjustments			$1.58

Adjusted EPS			$1.29
1 Calculated based on nature of item and statutory rate in effect for relevant jurisdictions.